    As filed with the Securities and Exchange Commission on July 15, 1998.

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                   Form N-8A

                         NOTIFICATION OF REGISTRATION
                        FILED PURSUANT TO SECTION 8(A)
                     OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company, a Delaware business trust, hereby notifies the Securities and Exchange Commission that it is filing its notification of registration under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, as amended, and in connection with the notification of registration submits the following information:

--------------------------------------------------------------------------------

Name:          Sun Capital Advisers Trust,
               a Delaware business trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):
               One Sun Life Executive Park
               Wellesley Hills, Massachusetts 02481

Telephone Number (including area code):  (781) 237-6030

Name and address of agent for service of process:

               James M.A. Anderson
               Sun Capital Advisers Trust
               One Sun Life Executive Park
               Wellesley Hills, Massachusetts 02481

Copies of communications to:

               Christopher P. Harvey, Esq.
               Hale and Dorr LLP
               60 State Street
               Boston, MA  02109

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:

          YES [X]                       NO[_]

                                  SIGNATURES


     Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the Town of Wellesley and The Commonwealth of Massachusetts on the 14th day of July, 1998.


                                    SUN CAPITAL ADVISERS TRUST


                                    /s/ James M.A. Anderson
                                    -----------------------------------------
                                    James M.A. Anderson
                                    Chief Executive Officer
Attest:


/s/ Robert P. Vrolyk
---------------------------
Robert P. Vrolyk
Chief Financial Officer